CHAIRMANSHIP AGREEMENT
This Chairmanship Agreement (the "Agreement") is effective as of the 1st day of January 2017, between Everest Reinsurance Group, Ltd., a Bermuda exempted company incorporated with limited liability (the "Company"), and Joseph V. Taranto ("Mr. Taranto").
WITNESSETH
WHEREAS, at its most recent Annual General Meeting held on May 18, 2016, Mr. Taranto was elected by the Company's shareholders to serve on the Company's Board of Directors (the "Board") for a one-year term expiring on the date of the Company's 2017 Annual General Meeting; and
WHEREAS, the Board appointed Mr. Taranto as Chairman of the Board; and
WHEREAS, the Company recognizes Mr. Taranto's comprehensive knowledge of the Company and the (re)insurance industry and his unique and highly regarded reputation within the industry; and
WHEREAS, the Company's Board of Directors (the "Board") has determined that it is in the best interest of the Company and its shareholders to continue to secure the services of Mr. Taranto as a Director and Chairman of the Board pursuant to the terms and conditions hereof; and
WHEREAS, Mr. Taranto is willing to accept such a role on the Board and to enter into this Agreement;
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.                  POSITION: DUTIES: RESPONSIBILITIES
1.1              The Company hereby retains Mr. Taranto and Mr. Taranto hereby agrees to serve during the term of this Agreement as a non-employee director and Chairman of the Board of the Company ("Chairman") in accordance with the Company's Bye-laws and subject to annual election to the Board by the Company's shareholders during the Company's Annual General Meetings that occur over the Term of this Agreement; provided, however, that in no event shall Mr. Taranto be deemed an employee of the Company or any of its affiliates or be required to serve as a director of the Company unless he consents to do so.
1.2              During the course of his Chairmanship for the Term of this Agreement, Mr. Taranto agrees to devote such time as necessary to fulfill his duties as a Board member and Chairman.
1.3             As Chairman and Board member, Mr. Taranto's duties shall include:

(a)	Attending all scheduled Board meetings during the year.

(b)	Serving on the Board's Investment Committee.

(c)	Serving as the Board's representative in consulting with the Company's Chief Executive Officer ("CEO") to approve share buybacks in accordance with the pending Board authorization for share buybacks.

(d)
Working with the CEO and the Corporate Secretary to set Board calendars, scheduling any special meetings of the Board, review agendas for Board meetings and conduct all Board meetings, ensure proper flow of information to Board members, facilitate effective operation of Board work and help in the recruitment and orientation of new directors.

(e)	Liaising with the CEO on Board-related issues and developing and maintaining business relationships beneficial to the Company by representing the Board at industry conferences and events.

(f)	Providing additional support, advice and counsel on any special or extraordinary projects as requested from time-to-time by the Board or the CEO.

2.                 TERM
The term of this Agreement shall commence as of January 1, 2017, and shall continue through December 31, 2019, subject to Mr. Taranto's annual election to the Board by the Company's shareholders during the Company's Annual General Meetings that occur over the Term of this Agreement.
3.                  COMPENSATION
During the Term of this Agreement the Company shall pay Mr. Taranto:
3.1              An annual retainer of One Million Five Hundred Thousand Dollars ($1,500,000) ("Retainer"), payable quarterly on the 15th day of the second month of each quarter.
3.2              Standard annual director fees, including equity compensation pursuant to the Company's 2003 Non-Employee Directors Equity Compensation Plan Amended Through the Third Amendment and approved by the Company's shareholders on May 18, 2016, as determined by the Board as compensation for all Board Members ("Director Fees").
4.                  EXPENSE REIMBURSEMENTS
During the Term of this Agreement, Mr. Taranto will be entitled to receive reimbursement by the Company for all reasonable, documented out-of-pocket expenses incurred by him in connection with his performing services hereunder.
5.                  TERMINATION
5.1              Removal Without Cause.  In the event that (a) Mr. Taranto is removed from the Board without cause, or (b) the Company's shareholders fail to elect Mr. Taranto to the Board at any Annual General Meeting occurring during the Term of this Agreement, then this

Agreement shall immediately terminate, and Mr. Taranto shall have no further obligations of any kind under or arising out of this Agreement; provided, however, that the provisions of Section 6 below shall continue to remain in full force and effect. The Company shall be obligated to pay Mr. Taranto the following:
(i)	within sixty (60) days of the Agreement's termination date, a lump sum cash payment equal to the remainder of the Retainer payments that Mr. Taranto would have earned had he remained on the Board for the entire Term of this Agreement, subject to a maximum payment of One Million Five Hundred Thousand Dollars ($1,500,000);
(ii)	all outstanding Director Fees earned but not yet paid up to the date of termination; and
(iii)	all reimbursable out-of-pocket expenses incurred by Mr. Taranto in connection with his duties but not yet paid.
5.2              Director Resignation for Good Reason.  If any of the following circumstances shall have occurred without Mr. Taranto's express consent and shall have remained uncorrected for more than thirty (30) days following Mr. Taranto's giving written notice of such occurrence to the Company, then this Agreement shall immediately terminate and Mr. Taranto's resignation from the Board shall be deemed a "Resignation for Good Reason":
(a) a materially adverse change in the nature or status of his position or responsibilities as Chairman;
(b) a reduction by the Company in the Retainer set forth in Section 3.1 of this Agreement; or
(c) a material breach of this Agreement by the Company.
In the event of such Resignation for Good Reason, the Company shall pay to Mr. Taranto the sums set forth in section 5.1 (i)-(iii).
5.3              Due Cause.  The Company may remove Mr. Taranto from the Board and terminate this Agreement at any time for Due Cause. In the event of such removal for Due Cause, Mr. Taranto shall only receive all outstanding Director Fees earned but not yet paid up to the date of removal and any reimbursable out-of-pocket expenses incurred by Mr. Taranto in connection with his duties but not yet paid. The term "Due Cause" shall mean
(a) repeated and gross negligence in fulfillment of, or repeated failure of Mr. Taranto to fulfill, his material obligations under this Agreement, in either event after written notice thereof;
(b) material willful misconduct by Mr. Taranto in respect of his obligations hereunder;
(c) conviction of any felony, or any crime of moral turpitude; or
(d) a material breach in trust committed in willful or reckless disregard of the interests of the Company or its affiliates or undertaken for personal gain.

5.4              For the sake of clarity and by way of example of how the calculus contained in section 5.1(i) would operate, if Mr. Taranto was removed from the Board without cause or Mr. Taranto resigned his directorship for Good Reason on July 1, 2017, he would receive a lump sum payment of $1,500,000 (i.e., $4.5M Retainer x 30/36 = $3.75M.  $3.75M > $1.5M, therefore payment due to Mr. Taranto capped at $1.5M).
In contrast, if Mr. Taranto was removed from the Board without cause or resigned his directorship for Good Reason on July 1, 2019, he would receive a lump sum payment equal to $750,000 (i.e., $4.5M Retainer x 6/36 = $750,000.  $750,000 < $1.5M, therefore payment of $750K due to Mr. Taranto).
6.                  Restrictive Covenant
6.1              Non-Competition.  In order to protect the Company's legitimate domestic and international business interests, Mr. Taranto agrees that, in exchange for the benefits provided for in this Agreement, during the Term of this Agreement and for a period of twelve (12) months from the last day that Mr. Taranto serves as a member of the Board (the "Non-Competition Period"), he shall not engage in, participate in, carry on, own or manage, directly or indirectly, either for himself or as a partner, stockholder, investor, officer, director, employee, agent, independent contractor, representative or consultant of any person, partnership, corporation or other enterprise, in any "Competitive Business" in any jurisdiction in which the Company actively conducts business.  For purposes of this Section 6, "Competitive Business" means the property and casualty insurance or reinsurance business.
Engaging in the following activities will not be deemed to be engaging or participating in a Competitive Business: (i) investment banking; (ii) passive ownership of less than 2% of any class of securities of a company; and (iii) engaging or participating solely in a non-competitive business of an  entity which also separately operates a business which is a "Competitive Business."
6.2              Interpretation and Acknowledgment.  If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.  If Mr. Taranto violates the provisions of this Section 6, he shall continue to be bound by the restrictions set forth herein until a period of twelve (12) months (counting the period before the violation commenced and after the violation has ceased) has expired without any violation of such provisions or until the Non-Competition Period has expired, whichever is longer.
Mr. Taranto acknowledges that the restrictions contained in Section 6.1 are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose.  He agrees that any breach of Section 6.1 is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any breach of such Section, Mr. Taranto agrees that the Company, in addition to such other remedies that may be available, shall be entitled to injunctive relief, as determined by any court of competent jurisdiction, without the Company's posting of a bond.
6.3              Survivorship.  Notwithstanding anything else to the contrary in this Agreement, the provisions of Section 6 shall continue to remain in effect following termination of this Agreement for any reason.

7.                  GOVERNING LAW.
This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of Bermuda without reference to the principles of conflict of laws.
8.                  ENTIRE AGREEMENT
This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto.
9.                  AMENDMENT OR MODIFICATION: WAIVER
No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Mr. Taranto and by a duly authorized officer of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.
10.              NOTICES
Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:
If to the Company:
Everest Re Group, Ltd.
Seon Place, 4th Floor
141 Front Street
P.O. Box HM 845
Hamilton HM 19, Bermuda

Attn:  General Counsel

If to Mr. Taranto:
160 Henry Street
Brooklyn, New York 11201

IN WITNESS WHEREOF, the parties have executed this Agreement as of August 15th 2016.

Everest Re Group, Ltd.

/S/ SANJOY MUKHERJEE                                                      /S/ JOSEPH V. TARANTO
Sanjoy Mukherjee                                                                                                  Joseph V. Taranto
Executive Vice President